Exhibit 99.1

For Immediate Release

   NEWS RELEASE

Contacts:

Gastar Exploration Inc.

J. Russell Porter, President & CEO

713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott, Dennard▪Lascar Associates:                                                 713-529-6600 / lelliott@DennardLascar.com

GASTAR ANNOUNCES APPOINTMENT OF
NEW CHAIRMAN OF THE BOARD

HOUSTON, November 16, 2015 - Gastar Exploration Inc. (NYSE MKT: GST) (“Gastar” or the “Company”) is pleased to announce that Mr. Jerry R. Schuyler, a current independent director of Gastar, has been appointed Chairman of Gastar’s Board of Directors, replacing Mr. John M. Selser, Sr. who has resigned from Gastar’s board of directors to devote more time to other business interests.

Mr. Schuyler joined Gastar as a director in August 2014 and also serves as a member of Gastar’s Compensation and Reserves Review Committees. Mr. Schuyler previously served as a director and as Chief Operating Officer of Laredo Petroleum, Inc. (“Laredo”) where he was promoted to President, serving in those capacities until July 2013 when he announced his retirement. During Mr. Schuyler’s tenure at Laredo, he was instrumental in helping the company grow from a private equity-financed start-up company into a publicly traded company listed on the NYSE. Mr. Schuyler also previously served as a director for Rosetta Resources Inc. until its acquisition by Noble Energy. Inc. earlier this year. Mr. Schuyler has a Bachelor of Science degree in Petroleum Engineering from Montana College of Mineral Science and Technology and attended several graduate business courses in the executive program at the Bauer College of Business at the University of Houston.

“Jerry Schuyler brings his broad technical background and proven boardroom leadership experience to the role of Chairman of Gastar’s Board of Directors,” said J. Russell Porter, Gastar’s President and CEO.  “The Board joins me in thanking John Selser for his service and we wish him well as he focuses on his private endeavors.”

Gastar’s Nominating and Governance Committee will commence a search for a new independent director candidate to fill the vacancy left by Mr. Selser’s resignation. Mr. Selser advised the Company that his resignation was not because of any disagreement with the Company on any matter related to or with Gastar over the Company’s operations, policies or practices.

About Gastar

Gastar Exploration Inc. is an independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. In Oklahoma, Gastar is developing the primarily oil-bearing reservoirs of the Hunton Limestone horizontal play and is testing other prospective formations on the same acreage, including the Meramec Shale and the Woodford Shale, which is referred to as the STACK Play and emerging prospective plays in the shallow Oswego formation and in the Osage formation, a deeper bench of the Mississippi Lime located below the Meramec Shale. In West Virginia, Gastar has developed liquids-rich natural gas in the Marcellus Shale and has drilled and completed two successful dry gas Utica Shale/Point Pleasant wells on its acreage.  Gastar has engaged Tudor, Pickering, Holt & Co. to market certain of its Marcellus Shale and Utica Shale/Point Pleasant assets located in Marshall and Wetzel Counties, West Virginia.  For more information, visit Gastar's website at www.gastar.com.